Exhibit 10.4

[Pfizer Inc. Letterhead]
June 26, 2019

Confidential Michael Goettler 235 East 42nd Street
New York, NY 10017

Re: Upjohn Retention and Incentive Program

Dear Michael:

On behalf of Pfizer Inc (together with its subsidiaries and affiliates, collectively referred to herein, as “Pfizer” or the “Company”), we are pleased to inform you that based on your current role on the Upjohn Leadership Team, and your skills, expertise and experience, the Company has determined to provide you with a special retention and incentive program in connection with the pursuit of strategic opportunities (“Transaction”) for the Upjohn business (referred to herein as “Upjohn”). The terms of this retention and incentive program are set forth in this letter. Please review the terms and, if you accept, please sign the letter and return a signed copy to me.

Retention Award:
Consistent with the ordinary course of business, you will be offered a cash retention award (“Retention Award”) in the amount of $1,500,000, less applicable deductions and withholdings as required by law. The Retention Award will be paid in one lump sum payment on the earlier of:
(i)sixty (60) days following the announcement of a Transaction or
(ii)December 1, 2019, provided a Transaction is signed prior to the payment date and contingent on your continued employment through the payment date.
If you voluntarily resign from Pfizer before the payment date, you will not be eligible for the Retention Award. Please note that the Retention Award will not be taken into consideration for any purpose under any pay-based benefit, compensation or severance program maintained by Pfizer.

Position Elimination/No Go Forward Role:
In the event Pfizer, Upjohn or the successor to Upjohn determines that you no longer have a role with Upjohn or the successor to Upjohn (“Affected Colleague”), you will be treated as follows:

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Repatriation – an Affected Colleague on a global assignment or secondment will be repatriated to their home country on a date to be determined by Pfizer, but, to the extent possible, with due consideration given to school schedule issues for minor children, and subject to any local legal requirements and restrictions.

Continued Employment – An Affected Colleague will remain employed by Pfizer for up to one (1) year following the Close Date at your current compensation. During the continued employment period: (i) you will need to be available for any projects that may be assigned to you by Pfizer, (ii) you will be eligible for a GPP bonus consistent with your Upjohn target level and subject to the terms and conditions of the applicable GPP plan, and (iii) you will not be eligible for any long-term incentive award.

Acceptance of a New Role with Pfizer:
If you accept a new role with Pfizer after the Close Date or during the continued employment period referenced above, the grade, target and pay level for the new role will be consistent with the level determined by Pfizer for that role.

Severance:
If you (i) have not been offered a role with comparable scope, responsibilities and pay by Upjohn, or a successor to Upjohn within ninety (90) days of the Close Date, or (ii) you have not been offered a comparable role with Pfizer before the end of the continued employment period referenced above, you will be involuntarily separated from employment with Pfizer. Upon your separation from Pfizer, you will be eligible for severance under the Executive Leadership Team Separation Plan at your legacy Upjohn grade, target and pay level. Severance will be payable upon your separation from Pfizer as a lump sum in the 7th month following your termination date.

Section 409A Compliance:
This offer is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.

Please sign below to express your acceptance of the terms and conditions set forth in this agreement and return it to me.

This letter is not intended to set forth all of the terms and conditions of your employment with Pfizer, as those items will be addressed in other communications from the Company.

Please feel free to call me with any questions you may have.
Sincerely,

/s/ Steve Pennacchio

Steve Pennacchio SVP – Total Rewards Pfizer Inc.

Agreed and Accepted:

/s/ Michael Goettler                ____June 26, 2019____
Michael Goettler Date

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